Exhibit 3.2
                              ARTICLES OF AMENDMENT

                        TO THE ARTICLES OF INCORPORATION

                                       OF

                          SCORES HOLDING COMPANY, INC.

To the Division of Corporations and Commercial Code
State of Utah

Pursuant to the provisions of Sections 16-10a-1002 and 16-10a-1006 of the Utah Revised Business Corporation Act (the "Act"), the board of directors of the corporation hereinafter named (the "corporation") do hereby adopt the following Articles of Amendment. Shares have been issued but shareholder action was not required.

1.    The name of the corporation is SCORES HOLDING COMPANY, INC.

2. Article 4, Capitalization of the Articles of Incorporation of the corporation is hereby amended so as henceforth to read as follows:

                          "ARTICLE 4 - CAPITALIZATION"

All issued and outstanding shares of Common Stock, par value $.001 per share, ("Old Common Stock"), outstanding as of the close of business on December 30, 2003 (""Effective Date") shall be converted on the basis of a five to one reverse stock split. On the Effective Date, automatically without any action on the part of the holder of the Old Common Stock each five (5) shares of Common Stock, per par value $.001 per share shall be converted into one (1) share of Common Stock ("New Common Stock"). Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock shall, from and after the Effective Date, be entitled to receive a certificate or certificates representing the shares of New Common Stock into which the shares of Old Common Stock are reclassified under the terms hereof. Each holder entitled to a fractional share of New Common Stock shall receive one (1) whole share of New Common Stock instead. Prior to the Effective Date, there are 44,120,821 shares of issued and outstanding shares of Old Common Stock. On the Effective Date, there will be 8,824,165 issued and outstanding shares of New Common Stock.

The total number of shares of all classes of stock which the Corporation shall have authority to issue shall be five hundred ten million (510,000,000) shares, of which five hundred million (500,000,000) shares shall be common stock, par value $.001 per share (the "Common Stock") and ten million (10,000,000) shares shall be preferred stock, par value $.001 per share (the "Preferred Stock"). All of the shares of Common Stock shall be of one class, and shall have the same rights and preferences. When consideration is received for each share of Common Stock and Preferred Stock issued, each share will be fully paid and nonassessable.

The shares of Preferred Stock shall be undesignated Preferred Stock and may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issuance

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and duly adopted by the Board of Directors of the Corporation, authority to do so being hereby expressly vested in the Corporation's Board of Directors. The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors of the Corporation, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

The authority of the Board of Directors of the Corporation with respect to each such class or series of Preferred Stock shall include, without limitation of the foregoing, the right to determine and fix:

(i) the distinctive designation of such class or series and the number of shares to constitute such class or series;

(ii) the rate at which dividends on the shares of such class or series shall be declared and paid or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

(iii) the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

(iv) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(v) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(vi) the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligations;

(vii) voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

(viii) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

(ix) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors of the Corporation, acting in accordance with these Articles of Incorporation, may deem advisable and are not inconsistent with the law and the provisions of these Articles of Incorporation.

3.    The date of adoption of the aforesaid amendment was December 15, 2003.

4. The amendment was adopted by the unanimous written consul of the directors of the Corporation.

5. THE EFFECTIVE TIME AND DATE OF THESE ARTICLES OF AMENDMENT SHALL BE AT THE CLOSE OF BUSINESS ON DECEMBER 30, 2003.

Executed on December 29, 2003

                                        SCORES HOLDING COMPANY, INC.


                                        By: /s/           Richard Goldring
                                            ------------------------------------
                                        Name of officer:  Richard Goldring
                                        Title of officer: President and CEO